         CAPITAL REALTY INVESTORS TAX EXEMPT FUND LIMITED PARTNERSHIP,
                             SERIES I & SERIES II
       CAPITAL REALTY INVESTORS TAX EXEMPT FUND III LIMITED PARTNERSHIP
                               c/o C.R.I., Inc.
                             11200 Rockville Pike
                          Rockville, Maryland  20852


                             IT'S NOW TIME TO VOTE


                               October 17, 1996

Dear BAC Holder:

      If you are unsure about Dominium's true intentions in trying to block the proposed CAPREIT-CRITEF mergers -- or about how to vote your proxy -- here are several items that will help clear up any doubts:

      . The United States District Court for the Southern District of New York stated: "There is little doubt that Dominium is seeking to delay or defeat the proposed mergers in the hope it will somehow obtain the wherewithal to acquire control of the Funds or that it will make such a nuisance of itself that CAPREIT or the Funds will pay it to go away."

      .     Dominium's own Definitive Proxy Statement, however, confirms:
            "Dominium is not presently pursuing financing, nor does it have any present plans to make a superior proposal."

      . Although the Federal Court denied our injunction motion, it nevertheless found that Dominium's earlier communications to BAC
            Holders:

                ...may have created the impression in some minds that Dominium's interest was as a fellow investor. Yet Dominium has no meaningful ownership interest....In these circumstances, the failure to disclose its own interest in an acquisition and its failure to finance a proposal at a price only marginally higher than one it now characterizes as 'grossly inadequate' arguably was materially misleading.

      . The Court emphasized the absence of a superior proposal from Dominium, or anyone else, in stating, "As the merger train comes closer and closer to departure without the emergence of the hoped-for better mode of transportation, more and more BAC holders will hop aboard rather than be left at the station."

      Other investors with a greater economic stake in the Funds than Dominium demonstrate that they accept CAPREIT's now time-tested offer. The CRITEF Funds have learned that an independent investment advisor, 2nd Market Capital Advisory Corporation,

BAC Holders
October 17, 1996
Page Two

controls 3% of each CRITEF Fund and has submitted all its proxies voting for the
                                                                         ---
proposed mergers. A letter to 2nd Market's clients states: "In light of the free-flow of financial information and the assertive acquisitions and mergers environment today, we can feel comfortable in believing sufficient time has passed for the emergence of a superior third party offer. CAPREIT's offer resembles our value expectations..."

        The CRITEF General Partners continue to recommend that you approve the proposed mergers for the reasons set forth in the proxy statement, including:

        . For eight months, attorneys representing the BAC Holders in a class action suit sought higher bids for the CRITEF Funds, including a bid from Dominium, but received no firm offers.


        . CAPREIT's merger redemption prices are supported by fairness opinions from a nationally recognized investment banking firm.


        . The redemption prices represent substantial premiums ranging from 26% to 33% over the AMEX trading prices as of the date of CAPREIT's initial bid.

        Dominium offers you NO ALTERNATIVE PROPOSAL. It has NO MEANINGFUL INVESTMENT IN THE FUNDS. It simply wants to disrupt the mergers to keep the Partnership's properties "available." But for whose benefit -- yours or theirs?

        The General Partners urge you to sign and return the enclosed white proxy card.

        In you have any questions, please contact MacKenzie Partners, our information and proxy agent, at 1-800-322-2885.

Very truly yours,

CRITEF ASSOCIATES LIMITED PARTNERSHIP and
CRITEF III ASSOCIATES LIMITED PARTNERSHIP,
General Partners
By:  C.R.I., Inc., their general partner


/s/ William B. Dockser                  /s/ H. William Willoughby

William B. Dockser                      H. William Willoughby
Chairman of the Board                   President